Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of FundVantage Trust of our reports dated November 23, 2021, relating to the financial statements and financial highlights, which appear in Gotham Absolute Return Fund, Gotham Enhanced Return Fund, Gotham Neutral Fund, Gotham Index Plus Fund, Gotham Large Value Fund, Gotham Enhanced S&P 500 Index Fund, Gotham Hedged Core Fund, Gotham ESG Large Value Fund, Gotham Defensive Long 500 Fund, Gotham Total Return Fund, Gotham Enhanced 500 Plus Fund, Gotham Short Strategies Fund and Gotham Hedged Plus Fund’s Annual Reports on Form N-CSR for the year ended September 30, 2021. We also consent to the references to us under the headings: “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

January 28, 2022